Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Record Fiscal 2025 Revenue and Earnings

◦Revenue of $296.5 million in Q4 and $1,137.8 million in fiscal 2025
◦Organic revenue grew 7.9% in Q4 and 1.2% in fiscal 2025
◦Diluted EPS of $4.29 in fiscal 2025; Adjusted fiscal 2025 Diluted EPS of $4.52 grew 7.4% versus adjusted prior year
◦Reduced leverage to 2.4x at year-end driven by strong free cash flow and EBITDA growth
◦Initial fiscal 2026 organic revenue growth and Diluted EPS outlook of approximately 1% to 2% and $4.70 to $4.82, respectively

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-May 8, 2025-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its fourth quarter and fiscal year ended March 31, 2025.

“We are very pleased with our fiscal year results, which delivered another year of consistent sales and earnings per share growth. The record fourth quarter sales performance exceeded our expectations, driven by continued International business strength, growth in a wide range of categories and brands in North America, and the success of the eCommerce channel thanks to our long-term investments and broad distribution. The resulting earnings growth translated into strong free cash flow which amplified shareholder returns through a continued disciplined capital allocation approach that included share repurchases, M&A, and deleveraging in the fiscal year,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Fourth Fiscal Quarter Ended March 31, 2025

Record reported revenues in the fourth quarter of fiscal 2025 of $296.5 million increased 7.0% from $277.0 million in the fourth quarter of fiscal 2024. Revenues increased 7.9% versus the prior fiscal fourth quarter excluding the impact of foreign currency. The revenue performance versus the prior year comparable period reflected broad-based growth across both North America and International business segments. GI and Women’s Health categories experienced the largest dollar growth versus the prior year, led by growth of the Summer’s Eve, Dramamine, and Fleet brands.

Reported net income for the fourth quarter of fiscal 2025 was $50.1 million versus the prior year fourth quarter of $49.5 million. Diluted earnings per share of $1.00 for the fourth quarter of fiscal 2025 compared to $0.98 in the prior year comparable period. Non-GAAP adjusted net income for the fourth quarter of fiscal 2025 was $65.9 million and compared to the prior year period’s adjusted net income of $51.4 million. Non-GAAP adjusted diluted earnings per share of $1.32 per share for the fourth quarter of fiscal 2025 compared to $1.02 per share in the prior year comparable period.

The adjustments to net income in the fourth quarter of fiscal 2025 and fourth quarter fiscal 2024 each reflects a tax rate adjustment to account for discrete items. Adjustments to net income in the fourth quarter of fiscal 2025 also included non-cash tradename impairments associated with non-strategic intangible assets, driven by a deliberate shift in sales and branding toward other strategic brands within our portfolio, and an associated tax adjustment.

Fiscal Year Ended March 31, 2025

Reported revenues for the fiscal year 2025 totaled $1,137.8 million, an increase of 1.1% versus revenues of $1,125.4 million in the prior fiscal year. Revenues increased 1.2% versus the prior fiscal year excluding the impact of foreign currency. The revenue growth for the fiscal year was led by strong growth in the Gastrointestinal category as well as the International OTC segment, partially offset by declines in the Cough & Cold category and the anticipated limited ability to supply strong demand for Clear Eyes.

Reported net income for fiscal 2025 of $214.6 million compared to $209.3 million in the prior year. Reported fiscal 2025 diluted earnings per share was $4.29, compared to $4.17 in the prior year. On a non-GAAP adjusted basis, fiscal 2025 adjusted net income of $226.3 million and adjusted diluted earnings per share of $4.52 compared to adjusted net income and adjusted diluted earnings per share of $211.3 million and $4.21 in the prior year, respectively.

The adjustments to net income in fiscal 2025 and fiscal 2024 each include a normalized tax rate adjustment to account for discrete items. Adjustments to net income in fiscal 2025 also included non-cash tradename impairments associated with non-strategic indefinite-lived and finite-lived intangible assets, driven by a deliberate shift in sales and branding toward other strategic brands within our portfolio, and an associated tax adjustment.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for the fourth quarter of fiscal 2025 was $61.8 million compared to $66.9 million during the prior year comparable period. Non-GAAP free cash flow in the fourth quarter of fiscal 2025 of $58.4 million decreased compared to $63.8 million in the prior year fourth quarter.

The Company's net cash provided by operating activities for the fiscal year 2025 was $251.5 million, compared to $248.9 million during the prior year. Non-GAAP free cash flow in the fiscal year of fiscal 2025 was $243.3 million, increasing 1.6% compared to $239.4 million in the prior year.

In fiscal 2025, the Company repurchased approximately 0.7 million shares at a total investment of approximately $51.5 million. The Company's net debt position as of March 31, 2025 was approximately $0.9 billion, resulting in a covenant-defined leverage ratio of 2.4x.

Segment Review

North American OTC Healthcare: Segment revenues of $248.9 million for the fourth quarter fiscal 2025 increased 7.7% compared to the prior year comparable quarter's segment revenues of $231.1 million. The revenue increase reflected strong GI and Women’s Health category growth, led by growth of the Summer’s Eve, Dramamine, and Fleet brands.

For the fiscal year 2025, reported revenues for the North American OTC Healthcare segment were $960.0 million, an increase versus $958.3 million in the prior year. The slightly higher revenues were driven by GI category sales growth, partially offset by lower sales in the Cough & Cold category as well as the limited ability to fully supply demand for Clear Eyes.

International OTC Healthcare: Fiscal fourth quarter 2025 revenues of $47.6 million increased 3.7% compared to $45.9 million reported in the prior year comparable period, and increased 7.1% excluding the effects of foreign currency. The revenue performance was driven by broad-based growth in Australia and led by the Hydralyte® brand.

For the fiscal year 2025, reported revenues for the International OTC Healthcare segment were $177.8 million, an increase of approximately 6.4% over the prior year revenues of $167.1 million. The revenue growth was led by strong growth for the Hydralyte brand.

Fiscal 2026 Initial Outlook

Ron Lombardi, Chief Executive Officer, stated, “For fiscal 2026, we anticipate achieving organic revenue of approximately 2% and EPS growth of $4.72 to $4.82, equating to earnings growth of mid-to high-single digits. We are focused on leveraging our unique business attributes and using our proven strategies to help navigate the challenging and volatile macro operating environment, where we currently anticipate an approximate $15 million headwind related to the inflationary impacts of enacted tariffs to date. We plan to leverage our leading portfolio, diverse supply chain, and agile operating model to manage and mitigate these inflationary costs as they arise to achieve our fiscal 2026 earnings outlook.”

“Execution of our proven strategy delivered a solid and steady performance in fiscal 2025. We believe our commitment to focused execution, a strong balance sheet, and the attributes of our diverse portfolio of needs-based products leaves us well positioned to continue generating consistent financial results and cash flow in this volatile backdrop, which should generate superior shareholder value creation,” Mr. Lombardi concluded.

Initial Fiscal 2026 Outlook
Revenue	$1,140 to $1,155 million
Organic Revenue Growth	Approximately 1% to 2%
Diluted E.P.S.	$4.70 to $4.82
Free Cash Flow	$245 million or more

Fiscal Year End 2025 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its fourth quarter and fiscal 2025 results today, May 8, 2025 at 8:30 a.m. ET. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at http://www.prestigeconsumerhealthcare.com/. To participate in the conference call via phone, participants may register for the call here to receive dial-in details and a unique pin. While not required, it is recommended to join 10 minutes prior to the event start. The slide presentation can be accessed from the Investor Relations page of the Company’s website by clicking on Webcasts and Presentations.

A conference call replay will be available for approximately one week following completion of the live call and can be accessed on the Company’s Investor Relations page.

Non-GAAP and Other Financial Information

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "guidance," "outlook," "may," "will," "would," “believe,” "expectation," "anticipate," “focus,” “plan,” “positioned,” or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, diluted earnings per share, and free cash flow; the expected impact of tariffs and the Company’s ability to manage related inflationary challenges; and the Company’s ability to enhance shareholder value through its business strategy, diverse product portfolio, solid balance sheet, generation of free cash flow, and efficient capital allocation. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of business and economic conditions, including as a result of evolving U.S. and international tariffs, labor shortages, inflation and geopolitical instability, consumer trends, the impact of the Company’s advertising and marketing and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s manufacturing operations and third party manufacturers and logistics providers and suppliers to meet demand for its products and to avoid inflationary cost increases and disruption as a result of labor shortages. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2024 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.

Prestige Consumer Healthcare is a leading consumer healthcare products company with sales throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Consolidated Statement of Income (Loss) and Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
(In thousands, except per share data)	2025	2024	2025	2024
Total Revenues	296,518	276,991	1,137,762	1,125,357

Cost of Sales
Cost of sales excluding depreciation	124,318	123,014	494,416	492,786
Cost of sales depreciation	2,190	2,160	8,883	8,123
Cost of sales	126,508	125,174	503,299	500,909
Gross profit	170,010	151,817	634,463	624,448

Operating Expenses
Advertising and marketing	37,004	37,516	155,723	153,315
General and administrative	27,050	26,465	108,209	106,152
Depreciation and amortization	5,062	5,683	21,290	22,552
Tradename impairment	12,466	—	12,466	—
Total operating expenses	81,582	69,664	297,688	282,019
Operating income	88,428	82,153	336,775	342,429

Other expense (income)
Interest expense, net	10,759	15,260	47,632	67,160
Other expense (income), net	3,710	(429)	4,954	(756)
Total other expense, net	14,469	14,831	52,586	66,404
Income before income taxes	73,959	67,322	284,189	276,025
Provision for income taxes	23,831	17,864	69,584	66,686
Net income	$50,128	$49,458	$214,605	$209,339

Earnings per share:
Basic	$1.01	$0.99	$4.32	$4.21
Diluted	$1.00	$0.98	$4.29	$4.17

Weighted average shares outstanding:
Basic	49,656	49,833	49,697	49,757
Diluted	50,064	50,310	50,080	50,178

Comprehensive income, net of tax:
Currency translation adjustments	2,586	(5,975)	(3,083)	(2,940)
Unrecognized net (loss) gain on pension plans	(81)	9	(81)	9
Total other comprehensive income (loss)	2,505	(5,966)	(3,164)	(2,931)
Comprehensive income	$52,633	$43,492	$211,441	$206,408

Prestige Consumer Healthcare Inc.
Consolidated Balance Sheet
(Unaudited)

(In thousands)	March 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$97,884	$46,469
Accounts receivable, net of allowance of $16,314 and $16,377, respectively	194,293	176,775
Inventories	147,709	138,717
Prepaid expenses and other current assets	8,442	13,082
Total current assets	448,328	375,043

Property, plant and equipment, net	74,548	76,507
Operating lease right-of-use assets	28,238	11,285
Finance lease right-of-use assets, net	25,056	1,541
Goodwill	527,425	527,733
Intangible assets, net	2,295,350	2,320,583
Other long-term assets	3,273	5,725
Total Assets	$3,402,218	$3,318,417

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$18,925	$38,979
Accrued interest payable	15,703	15,763
Operating lease liabilities, current portion	6,047	4,658
Finance lease liabilities, current portion	2,490	1,494
Other accrued liabilities	63,458	56,154
Total current liabilities	106,623	117,048

Long-term debt, net	992,357	1,125,804
Deferred income tax liabilities	419,594	403,596
Long-term operating lease liabilities, net of current portion	22,732	7,528
Long-term finance lease liabilities, net of current portion	20,624	172
Other long-term liabilities	5,391	9,185
Total Liabilities	1,567,321	1,663,333

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued – 56,010 shares at March 31, 2025 and 55,501 shares at March 31, 2024	560	555
Additional paid-in capital	593,402	567,448
Treasury stock, at cost – 6,501 shares at March 31, 2025 and 5,680 at March 31, 2024	(277,208)	(219,621)
Accumulated other comprehensive loss, net of tax	(37,659)	(34,495)
Retained earnings	1,555,802	1,341,197
Total Stockholders' Equity	1,834,897	1,655,084
Total Liabilities and Stockholders' Equity	$3,402,218	$3,318,417

Prestige Consumer Healthcare Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Year Ended March 31,
(In thousands)	2025	2024
Operating Activities
Net income	$214,605	$209,339
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,173	30,675
Loss on sale or disposal of property and equipment	234	274
Deferred and other income taxes	14,409	23,070
Amortization of debt origination costs	1,754	5,240
Stock-based compensation costs	11,157	14,010
Non-cash operating lease cost	7,247	6,149
Impairment loss	12,466	—
Other	1,411	—
Changes in operating assets and liabilities, net of effects from acquisition:
Accounts receivable	(16,327)	(6,322)
Inventories	(9,314)	24,439
Prepaid expenses and other current assets	4,655	(8,214)
Accounts payable	(19,411)	(24,971)
Accrued liabilities	6,984	(16,217)
Operating lease liabilities	(7,630)	(7,134)
Other	(898)	(1,412)
Net cash provided by operating activities	251,515	248,926

Investing Activities
Purchases of property, plant and equipment	(8,224)	(9,550)
Acquisitions and other	(9,228)	(10,561)
Net cash used in investing activities	(17,452)	(20,111)

Financing Activities
Term Loan repayments	(135,000)	(225,000)
Payment of debt costs	—	(769)
Payments of finance leases	(4,536)	(2,827)
Proceeds from exercise of stock options	14,802	18,089
Fair value of shares surrendered as payment of tax withholding	(5,832)	(5,508)
Repurchase of common stock	(51,509)	(25,000)
Net cash used in financing activities	(182,075)	(241,015)

Effects of exchange rate changes on cash and cash equivalents	(573)	180
Increase (decrease) in cash and cash equivalents	51,415	(12,020)
Cash and cash equivalents - beginning of year	46,469	58,489
Cash and cash equivalents - end of year	$97,884	$46,469
Interest paid	$47,804	$63,248
Income taxes paid	$52,117	$59,637

Prestige Consumer Healthcare Inc.
Consolidated Statement of Income
Business Segments
(Unaudited)

	Three Months Ended March 31, 2025
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$248,949	$47,569	$296,518
Cost of sales	107,463	19,045	126,508
Gross profit	141,486	28,524	170,010
Advertising and marketing	29,794	7,210	37,004
Contribution margin	$111,692	$21,314	133,006
Other operating expenses**			44,578
Operating income			$88,428
*Intersegment revenues of $1.4 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the three months ended March 31, 2025 includes a tradename impairment charge of $12.5 million.

	Year Ended March 31, 2025
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$960,010	$177,752	$1,137,762
Cost of sales	428,871	74,428	503,299
Gross profit	531,139	103,324	634,463
Advertising and marketing	129,431	26,292	155,723
Contribution margin	$401,708	$77,032	478,740
Other operating expenses**			141,965
Operating income			$336,775
*Intersegment revenues of $3.9 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the year ended March 31, 2025 includes a tradename impairment charge of $12.5 million.

	Three Months Ended March 31, 2024
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$231,129	$45,862	$276,991
Cost of sales	105,729	19,445	125,174
Gross profit	125,400	26,417	151,817
Advertising and marketing	30,787	6,729	37,516
Contribution margin	$94,613	$19,688	114,301
Other operating expenses			32,148
Operating loss			$82,153
*Intersegment revenues of $1.2 million were eliminated from the North American OTC Healthcare segment.

	Year Ended March 31, 2024
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$958,260	$167,097	$1,125,357
Cost of sales	429,361	71,548	500,909
Gross profit	528,899	95,549	624,448
Advertising and marketing	131,494	21,821	153,315
Contribution margin	$397,405	$73,728	471,133
Other operating expenses			128,704
Operating loss			$342,429
* Intersegment revenues of $3.7 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted Diluted EPS, Non-GAAP Free Cash Flow, and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP EBITDA: GAAP Net Income before interest expense, net, provision for income taxes, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less tradename impairment.
•Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income: GAAP Net Income before tradename impairment, applicable tax impact associated with this item, and normalized tax rate adjustment.
•Non-GAAP Adjusted Diluted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the diluted weighted average number of shares outstanding during the period.
•Non-GAAP Free Cash Flow: Calculated as GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,000,000 at March 31, 2025 and $1,135,000 at March 31, 2024) less cash and cash equivalents ($97,884 at March 31, 2025 and $46,469 at March 31, 2024). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2025	2024	2025	2024
(In thousands)
GAAP Total Revenues	$296,518	$276,991	$1,137,762	$1,125,357
Revenue Change	7.0%		1.1%
Adjustments:
Impact of foreign currency exchange rates	—	(2,262)	—	(1,482)
Total adjustments	—	(2,262)	—	(1,482)
Non-GAAP Organic Revenues	$296,518	$274,729	$1,137,762	$1,123,875
Non-GAAP Organic Revenue Change	7.9%		1.2%

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended March 31,		Year Ended March 31,
	2025	2024	2025	2024
(In thousands)
GAAP Net Income	$50,128	$49,458	$214,605	$209,339
Interest expense, net	10,759	15,260	47,632	67,160
Provision for income taxes	23,831	17,864	69,584	66,686
Depreciation and amortization	7,252	7,843	30,173	30,675
Non-GAAP EBITDA	91,970	90,425	361,994	373,860
Non-GAAP EBITDA Margin	31.0%	32.6%	31.8%	33.2%

Adjustments:
Tradename impairment	12,466	—	12,466	—
Total adjustments	12,466	—	12,466	—
Non-GAAP Adjusted EBITDA	$104,436	$90,425	$374,460	$373,860
Non-GAAP Adjusted EBITDA Margin	35.2%	32.6%	32.9%	33.2%

Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Diluted Earnings Per Share:

	Three Months Ended March 31,				Year Ended March 31,
	2025	2025 Adjusted EPS	2024	2024 Adjusted EPS	2025	2025 Adjusted EPS	2024	2024 Adjusted EPS
(In thousands, except per share data)
GAAP Net Income and Diluted EPS	$50,128	$1.00	$49,458	$0.98	$214,605	$4.29	$209,339	$4.17
Adjustments:
Tradename impairment	12,466	0.25	—	—	12,466	0.25	—	—
Tax impact of adjustment (1)	(2,961)	(0.06)	—	—	(2,961)	(0.06)	—	—
Normalized tax rate adjustment (2)	6,266	0.13	1,983	0.04	2,236	0.04	1,983	0.04
Total adjustments	15,771	0.32	1,983	0.04	11,741	0.23	1,983	0.04
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS	$65,899	$1.32	$51,441	$1.02	$226,346	$4.52	$211,322	$4.21
(1) Income tax effect of above adjustment using the normalized tax rate.
(2) Income tax adjustment to adjust for discrete income tax items.
Note: Amounts may not add due to rounding.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow:

	Three Months Ended March 31,		Year Ended March 31,
	2025	2024	2025	2024
(In thousands)
GAAP Net Income	$50,128	$49,458	$214,605	$209,339
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	33,507	22,960	78,851	79,418
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	(21,787)	(5,511)	(41,941)	(39,831)
Total adjustments	11,720	17,449	36,910	39,587
GAAP Net cash provided by operating activities	61,848	66,907	251,515	248,926
Purchases of property and equipment	(3,479)	(3,143)	(8,224)	(9,550)
Non-GAAP Free Cash Flow	$58,369	$63,764	$243,291	$239,376

Outlook for Fiscal Year 2026:

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow:

(In millions)
Projected FY'26 GAAP Net cash provided by operating activities	$255
Additions to property and equipment for cash	(10)
Projected FY'26 Non-GAAP Free Cash Flow	$245